As filed with the Securities and Exchange Commission on May 24, 2022

Registration No.  333-263900
Registration No.  333-211326
Registration No.  333-204123
Registration No.  333-181160
Registration No.  333-173837
Registration No.  333-168586
Registration No.  333-145577
Registration No.  333-134256
Registration No.  333-129104
Registration No.  333-66433
Registration No.  333-59694
Registration No.  333-16377

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-263900
Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-211326
Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-204123
Post-Effective Amendment No. 2 to Form S-8 Registration No. 333-181160
Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-173837
Post-Effective Amendment No. 2 to Form S-8 Registration No. 333-168586
Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-145577
Post-Effective Amendment No. 2 to Form S-8 Registration No. 333-134256
Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-129104
Post-Effective Amendment No. 1 to Form S-8 Registration No 333-66433
Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-59694
Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-16377

under
The Securities Act of 1933

INTRICON CORPORATION
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	23-1069060 (I.R.S. employer identification no.)

1260 Red Fox Road, Arden Hills, MN 55112
 (Address of principal executive offices, including zip code)

Amended and Restated 2015 Equity Incentive Plan, as amended
2007 Employee Stock Purchase Plan, as amended
2006 Equity Incentive Plan, as amended
Amended and Restated Non-Employee Directors’ Stock Option Plan
2001 Stock Option Plan
1994 Stock Option Plan
(Full title of the plan)

Scott Longval, President and Chief Executive Officer
Intricon Corporation
1260 Red Fox Road, Arden Hills, MN 55112
(Name and address of agent for service)

(651) 636-9770
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (the “Registration Statements”) filed by Intricon Corporation (the “Company”) with the U.S. Securities and Exchange Commission (the “SEC”):

•
Registration No. 333-263900, filed with the SEC on March 28, 2022, pertaining to the registration of 500,000 shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”), issuable pursuant to the Company’s Amended and Restated 2015 Equity Incentive Plan, as amended.

•
Registration No. 333-211326, filed with the SEC on May 12, 2016, pertaining to the registration of 100,000 shares of Common Stock issuable pursuant to the Company’s 2007 Employee Stock Purchase Plan, as amended.

•	Registration No. 333-204123, filed with the SEC on May 13, 2015 pertaining to the registration of 500,214 shares of Common Stock issuable pursuant to the Company’s 2015 Equity Incentive Plan.

•
Registration No. 333-181160, filed with the SEC on May 4, 2012 pertaining to the registration of 300,000 shares of Common Stock issuable pursuant to the Company’s 2006 Equity Incentive Plan, as amended.

•
Registration No. 333-173837, filed with the SEC on May 2, 2011 pertaining to the registration of 100,000 shares of Common Stock issuable pursuant to the Company’s 2007 Employee Stock Purchase Plan, as amended.

•
Registration No. 333-168586, filed with the SEC on August 6, 2010 pertaining to the registration of 250,000 shares of Common Stock issuable pursuant to the Company’s 2006 Equity Incentive Plan, as amended.

•
Registration No. 333-145577, filed with the SEC on August 20, 2007 pertaining to the registration of 100,000 shares of Common Stock issuable pursuant to the Company’s 2007 Employee Stock Purchase Plan.

•	Registration No. 333-134256, filed with the SEC on May 18, 2006 pertaining to the registration of 1,217,500 shares of Common Stock issuable pursuant to the Company’s 2006 Equity Incentive Plan.

•
Registration No. 333-129104, filed with the SEC on October 18, 2005 pertaining to the registration of 175,000 shares of Common Stock issuable pursuant to the Company’s Amended and Restated Non-Employee Directors’ Stock Option Plan.

•
Registration No 333-66433, filed with the SEC on October 30, 1998 pertaining to the registration of 75,000 shares of Common Stock issuable pursuant to the Company’s Non-Employee Directors’ Stock Option Plan.

•	Registration No. 333-59694, filed with the SEC on April 27, 2001 pertaining to the registration of 1,000,000 shares of Common Stock issuable pursuant to the Company’s 2001 Stock Option Plan.

•	Registration No. 333-16377, filed with the SEC on November 19, 1996 pertaining to the registration of 300,000 shares of Common Stock issuable pursuant to the Company’s 1994 Stock Option Plan.
2

The Company is filing these Post-Effective Amendments to the Registration Statements to withdraw and remove from registration any and all unissued securities issuable by the Company pursuant to the above referenced Registration Statements.

On May 24, 2022, pursuant to the terms of an Agreement and Plan of Merger, dated as of February 27, 2022 (the “Merger Agreement”), by and among the Company, IIN Holding Company LLC, a Delaware limited liability company (“Parent”), and IC Merger Sub Inc., a Pennsylvania corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent (the “Merger”), at which time the Company’s equity securities ceased to be publicly traded.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statements.  In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Company hereby removes from registration any and all securities registered under the Registration Statements, which remain unsold as of the date hereof, and terminates the effectiveness of the Registration Statements.
3

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 24th day of May, 2022.

INTRICON CORPORATION

By:	/s/ Scott Longval
Scott Longval President and Chief Executive Officer

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.